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                    [Form of Investment Advisory Agreement]




                                                       February 8, 1996

Evergreen Asset Management Corp.
2500 Westchester Avenue
Purchase N.Y. 10577

Ladies and Gentlemen:

     The undersigned, The Evergreen Variable Trust (the "Trust") on behalf of its series portfolios the Evergreen VA Fund, the Evergreen VA Growth and Income Fund and the Evergreen VA Foundation Fund (each a "Fund" and collectively the "Funds"), is an investment company which desires to employ its capital by investing and reinvesting the same in securities in accordance with the limitations specified in its Declaration of Trust and in its Prospectus as from time to time in effect, copies of which have been, or will be, submitted to you, and in such manner and to such extent as may from time to time be approved by the Trustees of the Trust. Subject to the terms and conditions of this Agreement, the Trust on behalf of the Fund, desires to employ Evergreen Asset Management Corp. (the "Adviser") and the Adviser desires to be so employed, to supervise and assist in the management of the business of the Fund. Accordingly, this will confirm our agreement as follows:

     1. The Adviser shall, on a continuous basis, furnish reports, statistical and research services, and make investment decisions with respect to the Fund's portfolio of investments. The Adviser shall use its best judgment in rendering these services to the Fund, and the Fund agrees as an inducement to the Adviser undertaking such services that the Adviser shall not be liable for any mistake of judgment or in any other event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect the Adviser against any liability to the Fund or to the shareholders of the Fund to which it would otherwise be subject by reason of wilful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties hereunder or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

     2. The Adviser agrees that it will not make short sales of the Fund's shares of beneficial interest.

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     3. The Adviser  agrees that in any case where an officer or director of the
Adviser is also an officer or director of another corporation, and the purchase or sale of securities issued by such other corporation is under consideration, such officer or director shall abstain from participation in any decision made on behalf of the Fund to purchase or sell any securities issued by such other corporation.

     4. Each Fund will pay the costs of all of its expenses and liabilities, including expenses and liabilities incurred in connection with maintaining its registration under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933, as amended, and maintaining any registrations or qualifications under the securities laws of the states in which the Fund's shares are registered or qualified for sale, subsequent registrations and qualifications share certificates, mailing, brokerage, issue and transfer taxes on sales of the Fund's portfolio securities, custodian and stock transfer charges, printing, legal and auditing expenses, expenses of shareholders' meetings, and reports to shareholders.

     5. In consideration of the Adviser performing its obligations hereunder, each Fund will pay to the Adviser an advisory fee, payable monthly, at an annual rate as follows: of 0.95% of the average daily net assets of the Evergreen VA Fund; 0.95% of the average daily net assets of the Evergreen VA Growth and Income Fund; and 0.825% of the average daily net assets of the Evergreen VA Foundation Fund.

     6. The Trust understands that the Adviser acts as investment adviser to other investment companies, and that affiliates of the Adviser act as investment advisers to individuals, partnerships, corporations, pension funds and other entities, and the Trust confirms that it has no objection to the Adviser or its affiliates so acting.

     7. This Agreement shall be in effect for a period of two years from the date hereof. This Agreement shall continue in effect from year to year thereafter, provided it is approved, at least annually, in the manner required by the Act. The Act requires that, with respect to each Fund, this Agreement and any renewal thereof be approved by a vote of a majority of Trustees of the Trust who are not parties thereto or interested persons (as defined in the Act) of any such party, cast in person at a meeting duly called for the purpose of voting on such approval, and by a vote of the Trustees of the Trust or a majority of the outstanding voting securities of the Fund. A vote of a majority of the outstanding voting securities of the Fund is defined in the Act to mean a vote of the lesser of (i) more than 50% of the outstanding voting securities of the Fund or (ii) 67% or more of the voting securities present at the meeting if more than 50% of the outstanding voting securities are present or represented by proxy.

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     This  Agreement  may be  terminated  at any time,  without  payment  of any penalty, on sixty (60) days' prior written notice by a vote of a majority of a Fund's outstanding voting securities, by a vote of a majority of the Trustees of the Trust, or by the Adviser. This Agreement shall be automatically terminated in the event of its assignment (as such term is defined in the Act).

     8. This Agreement is made by the Trust, on behalf of each Fund, pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Fund individually, but bind only the property of the Fund.

     If the foregoing is in accordance with your understanding, please so indicate by signing and returning to the undersigned the enclosed copy hereof.

                 Very truly yours,

                 EVERGREEN VARIABLE  TRUST
                 on behalf of
                 Evergreen VA Fund, the Evergreen VA Growth and Income Fund and the Evergreen VA Foundation Fund

                              By:


ACCEPTED:

EVERGREEN ASSET MANAGEMENT CORP.


By: